DANA HOLDING CORPORATION
EXECUTIVE SEVERANCE PLAN

DANA HOLDING CORPORATION
EXECUTIVE SEVERANCE PLAN
INTRODUCTION
Dana Holding Corporation, a Delaware corporation (the “Company”) has adopted this Executive Severance Plan (the “Plan”), effective as of June 18, 2008 for the benefit of certain designated employees.
Designated Employees (each a “Designated Employee”) are defined as those salaried employees of the Company or any subsidiary or division of the Company who are: (i) Salary Grade 18 or above, based on the compensation structure in place on the Effective Date; and (2) identified on a list, which may be amended from time to time prior to an event constituting a Change in Control (subject to the provisions of Article III), maintained by the Chief Administrative Officer.
The Plan provides regular severance benefits to Designated Employees whose employment is terminated prior to a Change in Control (as defined in Section 1.7) for any reason other than “Cause” (as defined in Section 1.5), death, disability or voluntary resignation. Regular severance benefits are covered in Section 3.3 of this Plan.
The Plan also provides severance pay benefits to Designated Employees (a) who are active employees of Dana Corporation or one of its subsidiaries or divisions on the date immediately preceding the date on which a Change in Control occurs and (b) whose employment is terminated in a Qualifying Termination (as defined in Section 1.17).
The Company considers it to be in the best interests of its stockholders to take reasonable steps to retain its key management personnel. Further, the Board of Directors of the Company (the “Board”) recognizes that the uncertainty and questions that arise after a change in the executive leadership of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management team to their assigned duties without distraction.

ARTICLE I
DEFINITIONS
     As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
     1.1 “Accounting Firm” shall mean PricewaterhouseCoopers or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Designed Employee and the Company.
     1.2 “Affiliate” shall mean a corporation or other entity which is not a subsidiary of the Company and which directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. For the purpose of this definition, the terms “control”, “controls” and “controlled” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.
     1.3 “Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
     1.4 “Board” shall mean the board of directors of the Company.
     1.5 “Cause” shall mean a Designated Employee’s (i) willful and continued failure to perform substantially the duties owed to the Company or its affiliates (other than a failure resulting from the Designated Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered specifically identifying the nature of such unacceptable performance; (ii) conviction of, or plea of guilty, or nolo contendere, to the charge of having committed a felony or any other criminal charge involving fraud, moral turpitude, embezzlement or theft (whether or not such conviction is later reversed for any reason); (iii) material violation of the Company’s standards of business conduct or other Company policies applicable to Company employees that warrants termination; (iv) abuse of alcohol or either prescription or illegal drugs substantially affecting work performance; (v) conduct that constitutes gross misconduct in the performance of his employment duties, including, but not limited to any act of dishonesty or knowing or willful breach of fiduciary duty that is intended to result in personal enrichment or gain at the expense of the Company or any of its affiliates or subsidiaries; or (vi) deliberate, willful or intentional act that causes substantial harm, loss or injury to the Company or any Affiliate.
The Committee, as hereinafter defined, shall make the determination as to whether the termination is for Cause and such determination shall be binding, final and conclusive on all concerned.
     1.6 “Centerbridge” means Centerbridge Capital Partners, L.P., a Delaware limited partnership, and its affiliated investment funds.

     1.7 “Change in Control” except as may be otherwise prescribed by the Committee in an Evidence of Award, shall mean the first to occur of any of the following events:
     (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) other than as a result of Centerbridge’s conversion of preferred to common becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Company; except, that:
i.	for purposes of this Section 1.7(a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Company by the Company or any Affiliate, (3) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, and (4) any acquisition of Voting Stock of the Company by any Person pursuant to a transaction described in clauses (i), (ii) and (iii) of Section 1.7(a);

ii.	if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction or series of transactions described in clause (1) of Section 1.7(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing one percent (1%) or more of the then-outstanding Voting Stock of the Company, other than as a result of (x) a transaction described in clause (1) of Section 1.7(a)(i) above, or (y) a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, then such subsequent acquisition shall be treated as a Change in Control;

iii.	a Change in Control will not be deemed to have occurred if a Person other than as a result of Centerbridge’s conversion of preferred to common becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Company representing one percent (1%) or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

iv.	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors, a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
     (b) the consummation of a reorganization, merger or consolidation of the Company with, or the acquisition of the stock or assets of the Company by, another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock or comparable equity interests of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
     (c) during any consecutive 18-month period, more than fifty percent (50%) of the Board ceases to be comprised of Incumbent Directors; or
     (d) consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Company authorizing a sale of all or substantially all of Company’s assets or a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1.7(b); or
     (e) any event the Board of Directors determines, in its sole discretion, will constitute a “Change in Control” for purposes of the Plan.
Notwithstanding the foregoing (other than Section 1.7(e)), any disposition of all or substantially all of the assets of the Company pursuant to a spinoff, split-up or similar transaction (a “Spinoff”) shall not be treated as a Change in Control if, immediately following the Spinoff, holders of the Prior Voting Securities immediately prior to the Spinoff continue to beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Prior Voting Securities; provided, that if another Business Combination involving the Company occurs in connection with or following a Spinoff, such Business Combination shall be analyzed separately for purposes of determining whether a Change in Control has occurred.
     1.8 “Change in Control Date” shall mean the date on which the Change in Control occurs. Notwithstanding the first sentence of this definition, if a Designated Employee’s employment with the Company terminates prior to the Change in Control Date and it is reasonably demonstrated that such termination (a) was at the request of the third party who has taken steps reasonably calculated to effect the Change in Control or (b) otherwise arose in connection with or in anticipation of the Change in Control, then “Change in Control Date” shall mean the date immediately prior to the date of such Designated Employee’s termination of employment.
     1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
     1.10 “Company” shall mean Dana Holding Corporation, a Delaware Corporation, and its successors.
     1.11 “Disability” shall mean the absence of a Designated Employee from the Designated Employee’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Designated Employee or the Designated Employee’s legal representative.
     1.12 “Effective Date” shall mean June 18, 2008.
     1.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     1.14 “Good Reason” shall mean a Designed Employee’s resignation of employment without the express written consent of the Designated Employee during the Term as a result of any one of the following:
(a)	a meaningful and detrimental alteration in such Designated Employee’s position, titles, or the nature or status of responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change in Control Date provided, however, that this Section 1.14 shall not apply to Tier 3 Employees and, notwithstanding the foregoing, in no event shall a termination of employment pursuant to this Section 1.14 be considered to be for “Good Reason” if, (x) such assignment, action or change results from the Designated Employee’s termination of employment for Cause, or from the Designated Employee’s Disability or death or (y) at the time of the termination, the Designated Employee shall have had a position with a title, level of duties and responsibilities substantially similar to the Designated Employee’s title, duties and responsibilities immediately prior to the Change in Control (disregarding any changes as a result of the Company no longer being publicly traded or becoming a subsidiary, and any changes to conform titles to those of equivalent positions in an affiliate of the Company);

(b)	a reduction by the Company in such Designed Employee’s Annual Base Salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter; a failure by the Company to increase such Designated Employee’s salary at a rate commensurate with that of other similarly situated key executives of the Company; or a reduction in the target incentive opportunity percentage used to determine such Designated Employee’s Target Bonus below the percentage in effect immediately prior to the Change in Control Date;

(c)	the failure by the Company to continue to provide such Designated Employee with benefits at least as favorable in the aggregate to those enjoyed by such Designated Employee under the Company’s retirement, savings, life insurance, medical, health and accident, disability, and fringe benefit plans and programs in which such Designated Employee participated in immediately prior to the Change in Control Date; or the failure by the Company to provide such Designated Employee with the number of paid vacation days to which he or she was entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the Change in Control;

(d)	the failure by the Company to pay or provide to such Designated Employee with any material item of compensation or benefits promptly when due;

(e)	the failure of the Company to obtain an express written agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in this Section 1.14 hereof or, if the business for which such Designated Employee’s services are principally performed is sold at any time after a Change in Control, the failure of the Company to obtain such an agreement from the purchaser of such business;

(f)	if the employee has a separate severance agreement, then the occurrence of any event that constitutes good reason under such agreement; and

(g)	any other action or inaction that constitutes a material breach by the Company of the Plan or of an employment agreement between the Company and the Designated Employee.
provided, however, that an event described above in clause (a), (b), (c), (d), or (f), shall not constitute Good Reason unless it is communicated by such Designated Employee to the Company in writing and is not corrected by the Company in a manner which is reasonably satisfactory to such Designated Employee (including full retroactive correction with respect to any monetary matter) within ten (10) days of the Company’s receipt of such written notice. The Designated Employee’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (g) shall not affect the Designated Employee’s ability to resign employment for Good Reason. The Designated Employee shall not be deemed to have waived a claim of Good Reason as a result of the passage of no more than one hundred eighty (180) days between the Designated Employee’s knowledge of the occurrence of the event which would constitute Good Reason and the assertion of such claim.
Notwithstanding the foregoing or anything to the contrary contained herein, any event described in clauses (a) through (g) above that occurs prior to a Change in Control (“Potential Good Reason Event”) and the Designated Employee reasonably demonstrates that such event was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control within six (6) months following such Potential Good Reason Event, shall be deemed for purposes of this Plan to constitute Good Reason event occurring on the date of the Change in Control. If such Covered Employee terminated his employment prior to the Change in Control due to such event, but would have been a Designated Employee had his employment continued until the Change in Control, such former employee shall be deemed a Designated Employee who has a Qualifying Termination on the date of the Change in Control and the Designated Employee’s Annual Base Salary and Target Bonus shall be determined as in effect immediately prior to the Potential Good Reason Event.
     1.15 “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Company, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least two-thirds (2/3rd) of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if the individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
     1.16 “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     1.17 “Qualifying Termination” shall mean: (i) a Designated Employee’s involuntary termination of employment with the Company during the Term other than a termination by reason of death, Disability or for Cause or (ii) a Designated Employee’s resignation of employment with the Company during the Term for Good Reason.
     1.18 “Term” shall mean the period of time representing a Designated Employee’s employment that commences on the Change in Control Date and shall continue until a date that is: (a) 36 months after the Change in Control Date in the case of the Tier 1 Employee of the Company; and (b) 24 months for all other participants under the Plan.
     1.19 “Tier 1 Employee” shall mean the Chief Executive Officer of the Company.
     1.20 “Tier 2 Employee” shall mean each Designated Employee of the Company who is identified by the Company as a Tier 2 employee.
     1.21 “Tier 3 Employee” shall mean each Designated Employee of the Company who is identified by the Company as a Tier 3 employee.
     1.22 “Voting Stock” shall mean securities entitled to vote generally in the election of members of the Board.

ARTICLE II
EMPLOYMENT DURING THE TERM
During the Term, the following terms and conditions shall apply to a Designated Employee’s employment with the Company:
     2.1 Titles; Reporting and Duties. A Designated Employee’s position, title, nature and status of responsibilities and reporting obligations shall be no less favorable than those that such Designated Employee enjoyed immediately prior to the Change in Control Date.
     2.2 Annual Base Salary. A Designated Employee’s Annual Base Salary will be reviewed and increased in a manner commensurate with similarly situated employees.
     2.3 Incentive Compensation. A Designated Employee shall be eligible to participate in each long-term incentive plan or arrangement established by the Company for its employees at such Designated Employee’s level of seniority in accordance with the terms and provisions of such plan or arrangement and at a level consistent with the Company’s practices applicable to each Designated Employee prior to the Change in Control Date.
     2.4 Benefits. A Designated Employee shall be eligible to participate in all retirement, welfare and fringe benefit plans and arrangements that the Company provides to its employees in accordance with the terms of such plans and arrangements, which shall be no less favorable to such Designated Employee, in the aggregate, than the terms and provisions available to other similarly situated employees of the Company.
     2.5 Location. A Designated Employee shall continue to be employed at a business location in the metropolitan area in which such Designated Employee was employed prior to the Change in Control Date and the amount of time that such Designated Employee is required to travel for business purposes will not be increased in any significant respect from the amount of business travel required of such Designated Employee prior to the Change in Control Date.

ARTICLE III
SEVERANCE PAY FOR DESIGNATED EMPLOYEES
In the event of a Designated Employee’s Qualifying Termination, the terminated Designated Employee shall be entitled to the following:
     3.1 Payment of Wages and Accrued Vacation. The Company shall pay to such terminated Designated Employee within five (5) days of the date of such Qualifying Termination the full amount of any earned but unpaid Annual Base Salary through the Date of Termination at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Designated Employee’s Reference Salary) for all unused vacation time which such Designated Employee may have accrued as of the Date of Termination.
     3.2 Payment of Cash Severance. Provided the Designated Employee’s Release and Covenant has been timely executed in the manner provided in Article X and the period of revocation has expired, the terminated Designated Employee will receive the following cash benefits:
     (a) Annual Incentive Award. The Company shall pay to such terminated Designated Employee a pro rata portion of the Designated Employee’s award under the Annual Incentive Plan (or any successor plan) for the year in which such Qualifying Termination occurs, equal to the product of (x) the Designated Employee’s Target Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of the Designated Employee’s Qualifying Termination, and the denominator of which is three hundred sixty five (365), calculated based on actual performance results as of the date of the Change in Control, plus the full amount of any bonus that the Designated Employee earned for the year prior to the year in which the Qualifying Termination occurs based on actual Company and individual performance, to the extent such bonus has not been paid prior to the Date of Termination. Except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below, these cash payments will be made in a lump sum on the day following the Release Effective Date.
     (b) Separation Payment. In addition, the Company shall pay to such terminated Designated Employee an amount equal to the Separation Payment as set forth in the table below based on the greater of the annual base salary of the Designated Employee in effect as of (i) the date that the Change in Control occurs or (ii) the date of the Designated Employee’s Qualifying Termination (the “Annual Base Salary”) and, if applicable, the target annual bonus in effect for such Designated Employee under the Company’s Annual Incentive Plan (or any successor plan) or such other Company annual bonus plan (the “Company Bonus Plan”) in which such Designated Employee participates as of the date of the Designated Employee’s Qualifying Termination or, if more beneficial to the Designated Employee, on the date of the Change in Control (the “Target Bonus”), as indicated on the following table, based on a Designated Employee’s “Designated Employee Category:”

Designated Employee Category	Severance Formula (Severance Period)
Tier 1 Employee	The sum of the Annual Base Salary and the Target Bonus multiplied by 3.

Tier 2 Employees	The sum of the Annual Base Salary and the Target Bonus multiplied by 2.

Tier 3 Employees	The sum of the Annual Base Salary and the Target Bonus
     (c) Vesting and Exercise of Equity Awards. Provided the Designated Employee’s Release and Covenant as set forth in the Exhibit has been timely executed and the period of revocation has expired, notwithstanding anything to the contrary contained in an applicable equity award agreement, all equity awards held by a terminated Designated Employee shall vest in full and, as applicable, shall become fully exercisable, as of the Date of Termination, except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Designated Employee under the terms of an Equity Award be less favorable to such Designated Employee than the terms and provisions of such awards in effect on the Change in Control Date.
     (d) Vesting of Performance Awards. Subject to execution of the Release and Covenant set forth in Exhibit A and the expiration of the revocation period of such Release and notwithstanding anything to the contrary contained in an applicable Performance Award agreement, and except as otherwise provided in Sections 3.2(f) through (i) and 4.5 below, with respect to performance awards, the actual award credited to the terminated Designated Employee under the Company’s long-term incentive plan shall vest in full as of the Date of Termination. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Designated Employee under the terms of a Performance Awards agreement be less favorable to such Designated Employee than the terms and provisions of such awards in effect on the Change in Control Date.
     (e) Other Benefit Plans. Provided the Designated Employee’s Release and Covenant as set forth in Exhibit A attached hereto has been timely executed and the period of revocation has expired, a terminated Designated Employee’s participation and rights in the benefit plans listed below will continue (at a level consistent with that provided to active employees) in this Section 3.2(e), subject to the payment of any required employee contributions consistent with those required of active employees of the Company and its Affiliates, during the period that begins immediately following the date of the Designated Employee’s Qualifying Termination (the “Termination Date”) and ends on the date that is a number of months after the Termination Date equal to the number of months of salary continuation to which such Designated Employee is entitled pursuant to the provisions of Section 3.2(b); provided, however, that in each case the coverage of a specific benefit will end when similar coverage is available to the Designated Employee through other employment:
     i            Medical Insurance Plans.
     ii            Prescription Drug Plan.
     iii            Dental Insurance Plan.
     iv            Basic Life Insurance coverage in the amount in effect at the time of separation rounded to nearest $1,000 multiple.
     v            Employee Assistance Program.
     In addition, the Company shall, in the discretion of the Committee, as defined below, (i) reimburse the Designated Employee for or (ii) pay directly to a third-party service provider selected by the Committee, the Designated Employee’s reasonable costs of outplacement services, subject to the maximum amount set forth in the table below:

Designated Employee Category	Maximum Benefit

Tier 1 Employee	$50,000
Tier 2 Employees	$25,000
Tier 3 Employees	$15,000
     To the extent applicable, the Designated Employee will be entitled to receive COBRA continuation health coverage benefits after the conclusion of the health plan coverage set forth above.
     (f) Certain Additional Payments by the Company. Subject to the provisions of Section 3.2(h) below, all determinations required to be made under Sections 3.2(f), (g) and (h), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment by the Company to or for the benefit of the Tier 1 or a Tier 2 Employee, i.e., (the “Gross-Up Employees”), would be subject to the Excise Tax, then the Gross-Up Employee shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Gross-Up Employee of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Gross-Up Employee retains an amount of the

Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 3.2(f), if it shall be determined that the Gross-Up Employee is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed one hundred twenty percent (120%) of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Gross-Up Employee and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 3.2(b), unless an alternative method of reduction is elected by the Gross-Up Employee, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amount payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Plan shall be reduced pursuant to this Section 3.2(f). The Company’s obligation to make Gross-Up Payments under this Section 3.2(f) shall not be conditioned upon the Gross-Up Employee’s termination of employment.
     (g) Gross-Up Calculations. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Gross-Up Employee within 15 business days of the receipt of notice from the Gross-Up Employee that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the appointment of the Accounting Firm is not permitted by law, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Sections 3.2(f), (g) and (h), shall be paid by the Company to the Gross-Up Employee within five (5) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Gross-Up Employee. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 3.2(h) and the Gross-Up Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Gross-Up Employee.
     (h) The Gross-Up Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Gross-Up Employee knows of such claim. The Gross-Up Employee shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Gross-Up Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Gross-Up Employee in writing prior to the expiration of such period that it desires to contest such claim, the Gross-Up Employee shall:
i.	give the Company any information reasonably requested by the Company relating to such claim,

ii.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

iii.	cooperate with the Company in good faith in order effectively to contest such claim, and

iv.	permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Gross-Up Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.2(h), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Gross-Up Employee and direct the Gross-Up Employee to sue for a refund or contest the claim in any permissible manner, and the Gross-Up Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Gross-Up Employee to sue for a refund, the Company shall indemnify and hold the Gross-Up Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Gross-Up Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Gross-Up Em-

ployee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     (iv) If, after the receipt by the Gross-Up Employee of a Gross-Up Payment or payment by the Company of an amount on the Gross-Up Employee’s behalf pursuant to Section 3.2(h), the Gross-Up Employee becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Gross-Up Employee shall (subject to the Company’s complying with the requirements of Section 3.2(h), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Gross-Up Employee’s behalf pursuant to Section 3.2(h), a determination is made that the Gross-Up Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Gross-Up Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
     (v) Notwithstanding any other provision of this Section 3.2, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Gross-Up Employee, all or any portion of any Gross-Up Payment, and the Gross-Up Employee hereby consents to such withholding.
     (i) Reduction of Certain Payments.
     (i) With respect to payments to or for the benefit of a Tier 3 Employee, anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject the Tier 3 Employee to Excise Tax, the Accounting Firm shall determine whether to reduce the Plan Payments to the Reduced Amount. The Plan Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Tier 3 Employee would have a greater Net After Tax Receipt of aggregate Payments if the Designated Employee’s Plan Payments were reduced to the Reduced Amount. If such a determination is not made, the Tier 3 Employee shall receive all Plan Payments to which he or she is entitled under this Plan.
     (ii) If the Accounting Firm determines that aggregate Plan Payments should be reduced to the Reduced Amount, the Company shall promptly give the Tier 3 Employee notice to that effect and a copy of the detailed calculation thereof, and the Tier 3 Employee may then elect, in his or her sole discretion, which and how much of the Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount), and shall advise the Company in writing of his or her election within ten (10) days of his or her receipt of notice. If no such election is made by the Tier 3 Employee within such ten (10) day period, the Company may elect which of such Plan Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Plan Payments equals the Reduced Amount) and shall notify the Tier 3 Employee promptly of such election. All de-

terminations made by the Accounting Firm under this Section 3.2(i) and shall be binding upon the Company and the Tier 3 Employee and shall be made within sixty (60) days of a termination of employment of the Designated Employee. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Tier 3 Employee such Plan Payments as are then due to the Tier 3 Employee under this Plan and shall promptly pay to or distribute for the benefit of the Tier 3 Employee in the future such Plan Payments as become due to the Tier Employee under this Plan.
     (j) Definitions. The following terms shall have the following meanings for purposes of Sections 3.2(f), (g) and (h):
i.	“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax;

ii.	“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Designated Employee with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Designated Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Designated Employee shall certify, in the Designated Employee’s sole discretion, as likely to apply to the Designated Employee in the relevant tax year(s);

iii.	“Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment;

iv.	A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Designated Employee, whether paid or payable pursuant to this Plan or otherwise;

v.	“Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section);

vi.	“Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code;

vii.	“Reduced Amount” shall mean the greatest amount of Plan Payments which can be paid pursuant to Section 2(e)(i) above that would not result in the imposition of Excise Tax if the Accounting Firm determines to reduce Plan Payments pursuant to such Section;

viii.	The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code;

ix.	“Value” of a Payment shall mean the economic present value of a Payment as of the date of the Change in Control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
     3.4 Regular Severance Pay. In the event a Designated Employee is involuntarily terminated by the Company or one of its subsidiaries without Cause and such termination occurs prior to a Change in Control Date, the Company shall pay to such terminated Designated Employee an amount equal to the Regular Severance Pay as set forth in the table below based on the Designated Employee’s category and his or her annual base salary in effect on the date the Designated Employee terminates employment:

Designated Employee Category	Regular Severance Pay
Chief Executive Officer	24 months
All other Designated Employees	12 months
Notwithstanding any provision in Section 3.2(e), a Designated Employee who qualifies for the Regular Severance Pay benefit under Section 3.3 of this Plan shall for a period of twelve (12) months (24 months for the CEO) beginning on the Designated Employee’s employment termination date continue to participate in the benefit programs enumerated in Section 3.2(e) of this Plan. Any and all unvested and/or unearned equity awards and performance awards will be immediately forfeited upon termination and no longer in effect.

ARTICLE IV
LIMITATION ON PAYMENT OF BENEFITS.
     4.1 Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by the Company and the severance benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Designated Employee by the Company under any other plan or arrangement.
     4.2 Indebtedness of Designated Employee. If a Designated Employee is indebted to the Company at his or her Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.
     4.3 Withholding. Amounts paid to a Designated Employee hereunder shall be subject to all applicable federal, state and local withholding taxes.
     4.4 Waiver of Any Other Company Retention/Severance Agreement. A terminated Designated Employee may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Designated Employee in order to participate and receive the severance benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Committee and shall be filed with the Company in accordance with such rules and procedures as may be reasonably established by the Committee.
     4.5 Application of Section 409A. Notwithstanding any other provision of this Plan, to the extent that (i) one or more of the payments or benefits received or to be received by a Designated Employee pursuant to this Plan would constitute deferred compensation subject to the requirements of Code Section 409A, and (ii) the Designated Employee is a “specified employee” within the meaning of Code Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following the Designated Employee’s “separation from service” with the Company within the meaning of Code Section 409A on which the Company can provide such payment or benefit to the Designated Employee without the Designated Employee’s incurrence of any additional tax or interest pursuant to Code Section 409A , with all remaining payments or benefits due thereafter occurring in accordance with the original schedule. In addition, this Plan and the payments and benefits to be provided hereunder are intended to comply in all respects with the applicable provisions of Code Section 409A.

ARTICLE V
ADMINISTRATION, AMENDMENT AND TERMINATION; TERM
     5.1 Administration by the Committee. The Plan shall be administered by the Committee.
     5.2 Committee Members. The “Committee” shall be composed of those individuals at the Company who hold the titles of Vice President and General Counsel, and Chief Administrative Officer, or titles functionally equivalent thereto, and another employee of the Company as shall be appointed by the Board (“Committee Members”). The designation of an individual as holding such title or position shall constitute automatic appointment to the Committee and the resignation or other termination of employment or change to a different position by a Committee member shall constitute automatic resignation from the Committee.
Notwithstanding the foregoing, upon a Change in Control, a majority of the Committee Members shall be comprised of persons who were members of the Committee prior to the Change in Control or who are elected to serve as additional members as provided below. This shall be accomplished by retaining a majority of those persons who were Committee Members prior to the Change in Control, regardless of whether such members’ job titles have changed or they would otherwise be deemed to have automatically resigned their membership on the Committee. In the event that a majority of the members of the Committee prior to the Change in Control are unwilling or unable to continue to serve as members of the Committee, the members of the Committee shall, by majority vote, elect sufficient additional members who were employed by the Company a minimum of five (5) years prior to the Change in Control (“Dana Members”), so that a majority of the Committee Members are either Committee Members prior to the Change in Control or Dana Members.
     5.3 Compensation, Indemnification and Expenses. The Committee Members shall not receive compensation for their services on the Committee. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof. To the extent required by applicable law, but not otherwise, Committee members shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
     5.4 Committee Powers and Responsibilities. The Committee shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Committee shall have the power and authority in its discretion to:
(a) Construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including determination of which individuals are eligible for severance benefits, the amount of severance benefits to which any employee may be entitled, the determination of which type of Designated Employee any individual is (i.e., Tier 1 Employee, a Gross-Up Employee or a Tier 3 Employee) and all other matters pertaining to the Plan;
(b) Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder; and
(c) Establish procedures for determining who the Dana Members of the Committee shall be after a Change in Control and/or for electing Dana Members of the Committee pursuant to Article VI (b). For purposes of this Section 5.4(c), only those persons who were members of the Committee prior to the Change in Control shall be authorized to vote.
(d) No member of the Committee may act or vote in a decision of the Committee specifically relating to himself or herself as a Designated Employee in the Plan.
     5.5 Decisions of the Committee. Decisions of the Committee made in good faith upon any matter within the scope of its authority shall be final, conclusive and binding upon all persons, including Designated Employees and their legal representatives. Any discretion granted to the Committee shall be exercised in accordance with such rules and policies as may be established by the Committee from time to time.
     5.6 Plan Amendment. The Plan may be amended by the Committee as provided by Section 5.4(b) and may also be amended by resolution of the Board of Directors of the Company: (i) for the purposes specified in Section 5.4(b), (ii) to increase the amount and/or type of severance benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.7. Except as otherwise provided in this Section 5.6, the Plan may not be amended prior to its termination, or, in the event the Plan is extended as provided in this Section 5.6, the date on which it would have terminated under Section 5.7 had it not been extended.
     5.7 Plan Termination. This Plan shall terminate automatically five (5) years from the Effective Date unless extended by the Company or unless a Change in Control shall have occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least thirty-six (36) months after the Change in Control Date or the payment of all severance benefits due under the Plan.

ARTICLE VI
CLAIMS FOR BENEFITS
Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits. The claim must be in writing and should state the claimant’s reasons for claiming these benefits. The claims should be sent to the Executive Severance Plan Administrative Committee of Dana Holding Company. If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety (90) days of initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim. Further review of the claim may be obtained by filing a written request for review. An individual whose claim for benefits is denied may file a request for review with the Committee within sixty (60) days. After receiving a request for review, the Committee will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Committee will notify the claimant in writing of the need for an extension. The Committee’s decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

ARTICLE VII
LEGAL FEES AND EXPENSES
The Company shall pay all reasonable legal fees and disbursements (if any) which reflect common practice with respect to the matters involved) incurred by or on behalf of any Designated Employee in connection with claims or disputes under this Plan, if the Designated Employee is the prevailing party on any material issue in any such dispute. The reimbursement shall be made as soon as practicable following the resolution of such claim or dispute to the extent that the Company receives reasonable written evidence of such fees and expenses. It is intended that each installment of payments under this Article VII is a separate “payment” for purposes of Section 409A. For the avoidance of doubt, it is intended that the payments under this Article VII satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulation 1.409A-1(b)(11).

ARTICLE VIII
MISCELLANEOUS
     8.1 No Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing in this Plan shall be construed as giving any Designated Employee any right to be retained in the employ of the Company or shall affect the terms and conditions of a Designated Employee’s employment with the Company prior to the commencement of the Term.
     8.2 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.
     8.3 Effect of Plan. Except with respect to Designated Employees who have individual written employment, severance or Change in Control contracts or agreements with the Company on the Effective Date (“Individual Agreements”), this Plan is intended to supersede provisions of prior oral or written policies of the Employer to the extent that such provisions address severance payments or benefits provided upon a Change in Control and all prior oral or written communications to Designated Employees with respect to the subject matter hereof, and all such provisions of such prior policies or communications are hereby null and void and of no further force and effect. The terms of all Individual Agreements shall continue without change and are not superseded, modified, voided or terminated by the Plan.
     8.4 Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
     8.5 Date and Notice of Termination. Any termination of a Designated Employee’s employment by the Company or by such Designated Employee during the Term shall be communicated by a notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Designated Employee’s employment under the provision so indicated. The date of a Designated Employee’s termination of employment with the Company shall be determined as follows: (a) if employment is terminated by the Company in an Qualifying Termination, five (5) days after the date the Notice of Termination is provided by the Company, (b) if employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten (10) days following the date such notice is received by the Designated Employee, and (c) if the basis of a Designated Employee’s Qualifying Termination is such the Designated Employee’s resignation for Good Reason, the Date of

Termination shall be ten (10) days after the date such Designated Employee’s Notice of Termination is received by the Company.
     8.6 No Mitigation or Retirement Plan Offset. A terminated Designated Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced (except as set forth in Sections 3.2(f) or 3.2(i) above) by any compensation earned by such a terminated Designated Employee as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the Date of Termination or otherwise.
     8.7 Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Severance Plan Administrative Committee, Dana Holding Corporation, 4500 Dorr Road, Toledo, OH 43615, with a copy to the General Counsel of the Company, or to a Designated Employee at the address set forth in the Company’s payroll records or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     8.8 Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Designated Employee or subject to any legal process for the payment of any claim against a Designated Employee.
     8.9 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
     8.10 Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.
     8.11 Resolution of Disputes; Choice of Forum. The parties agree that any dispute, controversy or claim arising out of or relating to this Plan shall be resolved by final and binding arbitration, enforceable under the Federal Arbitration Act, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All such disputes, controversies or claims shall be determined by a panel of three arbitrators selected in accordance with the rules of the American Arbitration Association and the arbitration shall be conducted in the City of Toledo, State of Ohio. The provisions of Section 8.1 shall apply to disputes submitted to arbitration, provided that the Company shall be responsible for all expenses of the arbitration proceeding. This Section 8.11 shall, along with Section 8.1 survive the termination of this Plan for any reason.

ARTICLE IX
SUCCESSORS; BINDING AGREEMENT
     9.1 Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however , that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 9, the “Company” shall include the Company as defined in Section 1.10 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.
     9.2 Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Designated Employee (and such Designated Employee’s personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the stock, assets or business of the Company or otherwise, including, without limitation, as a result of a Change in Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Designated Employee’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Designated Employee should die while any amount would still be payable hereunder if such Designated Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Designated Employee’s devisee, legatee or other designee or, if there is no such designee, to such Designated Employee’s estate.

ARTICLE X
RELEASE OF CLAIMS
As a condition to the receipt of any severance benefits under the Plan, each Designated Employee must execute and allow to become effective the Release and Covenant as set forth in Exhibit A attached hereto with such execution occurring not prior to the Date of Termination and not later than forty-five (45) days after the Designated Employee’s receipt thereof. The date on which such Release and Covenant becomes effective is the “Release Effective Date”. No severance benefits shall be paid to a Designated Employee under this Plan prior to the Release Effective Date.
Approved and Adopted by the Board of Directors on June 18, 2008

EXHIBIT A
FORM OF RELEASE AND COVENANT AGREEMENT
     This Release and Covenant Agreement (“Agreement”) is entered into as of this           day of                     , hereinafter “Execution Date”, by and between [Employee Full Name] (hereinafter “Employee”), and [Employer Full Name] and its successors and assigns (hereinafter, the “Company”). The Employee and the Company are sometimes collectively referred to as the “Parties”. Capitalized terms that are not defined herein shall have the meaning set forth in the Company’s Executive Severance Plan (the “Plan”).
1.	The Employee’s employment with the Company is terminated effective [Month, Day, Year] (hereinafter “Termination Date”). The Company agrees to provide the Employee the severance benefits provided for in the Plan after he/she executes this Agreement and this Agreement becomes effective pursuant to its terms and does not revoke it as permitted in Section 5 below, the expiration of such revocation period being the “Effective Date”).

2.	Employee represents that he has not filed, and will not file, any complaints, lawsuits, administrative complaints or charges relating to his employment with, or resignation from, the Company provided, however, that nothing contained in this Section 2 shall prohibit Employee from bringing a claim to challenge the validity of the ADEA Release in Section 5 herein. In consideration of the benefits described in Section 1, for himself and his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasers”), Employee agrees to release the Company, its subsidiaries, affiliates, and their respective parents, direct or indirect subsidiaries, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any such entity, and any and all of their respective past or present shareholders, partners, directors, officers, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representatives and fiduciaries, including without limitation all persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, charges, complaints, causes of action or demands relating to his employment or termination of employment that Employee and his Releasers now have or have ever had against the Released Parties, whether known or unknown. This Release specifically excludes claims, charges, complaints, causes of action or demand that (a) post-date the Termination Date, (b) relate to unemployment compensation claims, (c) involve rights to benefits in which Employee is vested as of the Termination Date under any employee benefit plans and arrangements of the Company, (d) relate to claims for indemnification by Employee, or (e) involve obligations owed to Employee by the Company under the Plan.

3.	The Company, on its own behalf and on behalf of the Released Parties, hereby releases Employee from all claims, causes of actions, demands or liabilities which arose against the Employee on or before the time it signs this Agreement, whether known or unknown. This Paragraph, however, does not apply to or adversely affect any claims against Employee which allege or involve obligations owed by him to the Company under this Agreement. The

Company will indemnify Employee for reasonable attorneys’ fees, costs and damages which may arise in connection with any proceeding by the Company or any Released Party which is inconsistent with this Release by the Company and the Released Parties.

4.	By virtue of the Employee’s employment with the Company, (i) the Employee was given access to, and helped analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Employee agrees that (i) the preservation and protection of Confidential Information is an essential part of his duties of employment and that, as a result of his employment with the Employing Companies, he has a duty of fidelity, loyalty, and trust to the Company in safeguarding Confidential Information. The Employee further agrees that he will use his best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Employee, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that he will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for his own benefit or for the benefit of another, except as required in the ordinary course of his employment by the Employing Companies. The Employee shall follow all Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

Under the terms of this Agreement, “Confidential Information” shall mean:
Materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or trade secrets of the Employer.
Confidential Information includes, but is not limited to: (i) information about the Employer’s employees; (ii) information about the Employer’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or main-

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tained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.
The confidentiality obligations contained in this Release and Covenant shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Employee’s employment with the Employing Companies.

From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not Release the Employee from his obligations with respect to such Confidential Information.

Ownership of Documents and Return of Materials at Termination of Employment.

Any and all documents, records, and copies thereof, including but not limited to hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Employee during his employment shall be deemed to be property of the Employer. The Employee shall use Company Documents and information contained therein only in the course of his employment for the Employing Companies and for no other purpose. The Employee shall not use or disclose any Company Documents to anyone except as authorized in the course of his employment and in furtherance of the Company’s Business.

Upon Termination of Employment, the Employee shall immediately deliver to Company (with or without request) all Company Documents and all other Employer property in the Employee’s possession or under his custody or control.

5.	Employee hereby agrees that he will not engage in Competition in the event of a Qualifying Termination during the twelve (12) months immediately following the Qualifying Termination. The word “Competition” for the purposes of this Agreement shall mean:
     (1) taking a management position with or control of a business engaged in the design, development, manufacture, marketing or distribution of products, which constituted 15% or more of the sales of the Company and its Subsidiaries and Affiliates during the last fiscal year of the Company preceding the termination of the Employee’s employment, in any geographical area in which the Company, its Subsidiaries or Affiliates is at the time engaging in the design, development, manufacture, marketing or distribution of such products; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons, standing alone, be deemed Competition with the Company within the meaning of this Section 5,

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     (2) soliciting any person who is a customer of the businesses conducted by the Company, or any business in which Employee has been engaged on behalf of the Corporation and its Subsidiaries or Affiliates at any time during the term of the Plan on behalf of a business described in clause (1) of this Section 5,
     (3) inducing or attempting to persuade any employee of the Company or any of its Subsidiaries or Affiliates to terminate his employment relationship in order to enter into employment with a business described in clause (1) of this Section 5, or
     (4) making or publishing any statement which is, or may reasonably be considered to be, disparaging of the Company or any of its Subsidiaries or Affiliates, or directors, officers, employees or the operations or products of the Company or any of its Subsidiaries or Affiliates, except to the extent Employee, during Employee’s employment with the Company, makes the statement to employees or other representatives of the Company or any of its Subsidiaries or Affiliates in furtherance of the Company’s business and the performance of his services hereunder.
6.	In further recognition of the above, Employee hereby voluntarily and knowingly waives all rights or claims that he/she may have against the Released Parties arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), other than any such rights or claims that may arise after the date of execution of this Release. Employee specifically agrees and acknowledges that: (A) the release in this Section 6 was granted in exchange for the receipt of consideration that exceeds the amount to which he/she would otherwise be entitled to receive upon termination of his/her employment; (B) he/she has hereby been advised in writing by the Company to consult with an attorney prior to executing this Agreement; (C) the Company has given him/her a period of up to twenty-one (21) days within which to consider this Agreement, which period shall be waived by the Employee’s voluntary execution prior to the expiration of the twenty-one day period, and he/she has carefully read and voluntarily signed this Agreement with the intent of releasing the Released Parties to the extent set forth herein; and (D) following his/her execution of this Release he/she has seven (7) days in which to revoke his/her release as set forth in this Section 6 only and that, if he/she chooses not to so revoke, the Agreement in this Section 6 shall then become effective and enforceable and the payment listed above shall then be made to his/her in accordance with the terms of this Agreement and the Plan. To cancel this Agreement, Employee understands that he/she must give a written revocation to the General Counsel of the Company at [ ][1], either by hand delivery or certified mail within the seven-day period. If he/she rescinds the Agreement, it will not become effective or enforceable and he/she will not be entitled to any benefits from the Company.]

7.	If any provision of this Agreement is held invalid, the invalidity of such provision shall not affect any other provisions of this Agreement. This Agreement is governed by, and construed and interpreted in accordance with the laws of the State of [ ], without regard to

[1]	Insert address.

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principles of conflicts of law. Employee consents to venue and personal jurisdiction in the State of [ ] for disputes arising under this Agreement. This Agreement represents the entire understanding with the Parties with respect to subject matter herein, and no other inducements or representations have been made or relied upon by the Parties. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs and legal representatives, and the Company and its successors as provided in this Section 7. Any modification of this Agreement must be made in writing and be signed by Employee and the Company.

ACCEPTED AND AGREED TO:

[Employer Full Name]	[Employee Full Name]

Dated:	Dated:

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